Exhibit 99.1

GOLDFIELD ANNOUNCES 2009 RESULTS

MELBOURNE, Florida, March 26, 2010 - The Goldfield Corporation (NYSE Amex: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced results for the twelve months ended December 31, 2009.

For the year ended December 31, 2009 the Company reported revenue of $29.2 million and an operating loss of $2.4 million, compared to revenue of $31.4 million and an operating loss of $5.1 million in the year ended December 31, 2008. The decrease in revenue was attributable to reduced demand for our electrical construction services, reflecting the current economic slowdown. The 2008 operating loss included a previously reported write-down of real estate inventory of $3.2 million.

For the year ended December 31, 2009, the electrical construction segment had revenue of $27.8 million and an operating loss of $93,000, compared to revenue of $29.1 million and operating income of $1.4 million in the prior year. The decrease in operating income within the electrical construction segment was primarily due to one electrical construction project highly impacted by adverse weather conditions, as well as the lower revenue level.

For the year ended December 31, 2009, the real estate development segment had revenue of $1.5 million and operating income of $52,000. For 2008, revenue and operating loss from this segment were $2.4 million and $3.8 million, respectively. The decrease in revenue was primarily due to a decrease in the number of units sold and lower sales prices for the units sold, with six Pineapple House units sold during the year ended December 31, 2009, compared to the sale of seven units (four Pineapple House units and three Oak Park units) for the same period in the prior year. The increase in the operating income was primarily due to a lower comparative costs basis of the units sold during 2009, attributable to the inventory write-down noted above. During the year ended December 31, 2009, there were no write-downs in the carrying value of the real estate inventory.

Net loss for the year ended December 31, 2009 was $1.9 million or $0.08 per share, compared to net loss of $5.4 million or $0.21 per share in 2008.

Revenue for the three months ended December 31, 2009 was $6.5 million, compared to $10.6 million in the comparable prior-year quarter. The Company’s operating loss was $1.2 million for the quarter ended December 31, 2009, compared to $2.3 million in during the same period in 2008. For the three months ended December 31, 2009, electrical construction revenues were $6.2 million and operating loss was $814,000, as compared to revenue of $10.2 million and operating income of $1.6 million in the prior year. The decrease in revenue within the electrical construction segment was due to a general decrease in demand, and in particular fiber optics work. The decrease in operating income was primarily attributable to the same factors noted above with respect to our full year operating income. Real estate revenue for the three months ended December 31, 2009, was $329,000 and operating income of $38,000, as compared to revenue of $328,000 and operating loss of $3.3 million in the like quarter last year.

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The Company’s net loss for the three months ended December 31, 2009 was $647,000 ($0.03 per share) compared to net loss of $3.4 million ($0.14 per share) in the comparable prior-year quarter. The quarter-to-quarter improvement in both the real estate segment’s and the Company’s overall net loss resulted primarily from the aforementioned $3.2 million write-down of real estate inventory during 2008, together with a tax benefit of $502,000 in the fourth quarter of 2009 resulting from a change in tax law.

Commenting on the Company’s results, John H. Sottile, Chairman, President and Chief Executive Officer of Goldfield, said, “Both our electrical construction and real estate development segments are operating in very challenging environments. The utility clients of our electrical construction segment have experienced decreased demand for electricity, which has led to a deferral of non-critical infrastructure projects. Although we have not yet seen a rebound in the electrical construction industry, we are well positioned to take advantage of opportunities when industry conditions improve.” Mr. Sottile continued, “In the real estate segment, our exposure is limited and we currently have five unsold units remaining at our Pineapple House project, and no projects under construction. Notwithstanding the current depression in the Florida real estate market, we have continuing sales at Pineapple House above our current carrying value.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the level of consumer confidence; the continued weakness in the Florida condominium market; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; our ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenues and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing, particularly in light of the current disruption in the credit markets. Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email:   investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue
Electrical construction	$6,212,590	$10,243,562	$27,772,466	$29,062,099
Real estate development	329,000	328,316	1,473,800	2,382,888

Total revenue	6,541,590	10,571,878	29,246,266	31,444,987

Costs and expenses
Electrical construction	6,345,008	7,870,641	24,971,857	24,337,479
Real estate development	224,431	500,593	1,054,233	2,492,060
Selling, general and administrative	476,205	683,378	2,872,966	3,299,687
Depreciation	654,550	730,048	2,797,621	3,159,398
Provision for doubtful accounts	—	—	—	27,078
Write down of real estate inventory	—	3,137,004	—	3,173,506
(Gain) loss on sale of assets	3,840	(168)	(48,863)	7,260

Total costs and expenses	7,704,034	12,921,496	31,647,814	36,496,468

Total operating loss	(1,162,444)	(2,349,618)	(2,401,548)	(5,051,481)

Other income (expense), net
Interest income	7,667	18,261	34,708	131,889
Interest expense, net	(12,715)	(85,976)	(123,590)	(401,129)
Other income	5,333	16,609	25,564	21,560

Total other expense, net	285	(51,106)	(63,318)	(247,680)

Loss from continuing operations before income taxes	(1,162,159)	(2,400,724)	(2,464,866)	(5,299,161)

Income tax provision	(515,320)	1,023,958	(537,358)	(23,362)

Loss from continuing operations	(646,839)	(3,424,682)	(1,927,508)	(5,275,799)

(Loss) gain from discontinued operations, net of tax	—	(18,380)	387	(111,022)

Net loss	$(646,839)	$(3,443,062)	$(1,927,121)	$(5,386,821)

Loss per share of common stock -basic and diluted
Continuing operations	$(0.03)	$(0.14)	$(0.08)	$(0.21)
Discontinued operations	—	—	—	—

Net income	$(0.03)	$(0.14)	$(0.08)	$(0.21)

Weighted average shares outstanding:
Basic	25,451,354	25,451,354	25,451,354	25,451,354

Diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$3,534,993	$4,921,980
Accounts receivable and accrued billings, net	3,740,047	6,709,015
Remediation insurance receivable	8,746	99,375
Current portion of notes receivable	36,419	54,169
Construction inventory	110,428	—
Real estate inventory	1,456,682	2,323,756
Costs and estimated earnings in excess of billings on uncompleted contracts	1,625,835	1,135,290
Prepaid expenses and other current assets	1,199,859	1,127,745

Total current assets	11,713,009	16,371,330

Property, buildings and equipment, at cost, net	8,292,973	7,656,580
Notes receivable, less current portion	275,513	304,671
Deferred charges and other assets	1,380,703	1,165,953

Total assets	$21,662,198	$25,498,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,994,458	$2,905,181
Contract loss accruals	512,079	27,509
Billings in excess of costs and estimated earnings on uncompleted contracts	2,603	7,564
Current portion of notes payable	2,130,666	2,096,645
Current portion of capital leases	—	320,013
Reserve for remediation	2,175	153,368

Total current liabilities	4,641,981	5,510,280

Other accrued liabilities	25,234	28,423
Notes payable, less current portion	2,283,950	3,062,333
Capital leases, less current portion	—	259,344

Total liabilities	6,951,165	8,860,380

Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	(5,243,840)	(3,316,719)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	14,711,033	16,638,154

Total liabilities and stockholders’ equity	$21,662,198	$25,498,534